JAMES STAFFORD
James Stafford, Inc.
Chartered Accountants
Suite 350 - 1111 Melville Street
Vancouver, British Columbia
Canada V6E 3V6
Telephone +1 604 669 0711
Facsimile +1 604 669 0754
www.jamesstafford.ca

26 March 2012

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Sirs:

We were previously principal accountants for Rotoblock Corporation (the “Company”) and, under the date of 10 August 2011, we reported on the consolidated financial statements of the Company as of 30 April 2011 and 2010 and for each of the years in the three-year period ended 30 April 2011. On 14 March 2012, we submitted our resignation. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated 26 March 2012, and we agree with such statements insofar as they relate to our firm.

Yours truly,

/s/ James Stafford

Chartered Accountants